Exhibit 99.1

May 28, 2026

Alexander’s Completes Sale of Rego Park I
PARAMUS, NEW JERSEY..........Alexander’s, Inc. (NYSE: ALX) announced today that it has completed the previously announced sale of its Rego Park I property, located in Queens, New York, to Northwell Health, Inc.

The gross sales price was $235.5 million, and the net proceeds were $203 million. Prior to the closing, Alexander’s already paid $21 million of costs and accordingly, it received $224 million of proceeds at closing.

There will be a financial statement gain of approximately $148 million, which will be recognized in the second quarter. The tax gain from this transaction is approximately $145 million, of which $48 million was recognized in 2025 and approximately $97 million will be recognized in 2026.

Alexander’s, Inc. is a real estate investment trust that has four properties in New York City.

CONTACT:
GARY HANSEN
(201) 587-8541
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. There can be no assurance that the actual results of such forward-looking statements will not differ materially from those reflected in such forward-looking statements. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. Currently, some of the factors are the Company’s operating results and business generally, and changes in the global, national, regional and local economies and financial markets and the real estate market in general. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2025. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.